Exhibit 4.3
DOBSON COMMUNICATIONS CORPORATION, as Issuer
and
BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as Trustee

SECOND SUPPLEMENTAL INDENTURE
Dated as of November 15, 2007

8-7/8% Senior Notes due 2013

Amending and Supplementing the Indenture
dated as of September 26, 2003
(as amended and supplemented by the Supplemental Indenture,
dated as of November 5, 2004)
between Dobson Communications Corporation, as Issuer, and
Bank of Oklahoma, National Association, as Trustee

     SECOND SUPPLEMENTAL INDENTURE, dated as of November 15, 2007 (this “Second Supplemental Indenture”), between Dobson Communications Corporation, an Oklahoma corporation (the “Company”), and Bank of Oklahoma, National Association, as trustee (the “Trustee”). Capitalized terms used but not otherwise defined in this Second Supplemental Indenture shall have the meanings ascribed to such terms in an Indenture, dated as of September 26, 2003 (as amended and supplemented by the Supplemental Indenture, dated as of November 5, 2004, the “Indenture”), between the Company and the Trustee, providing for the issuance of 8-7/8% Senior Notes due 2013 (the “Notes”).
W I T N E S S E T H:
     WHEREAS, the Company has heretofore made, executed and delivered to the Trustee the Indenture;
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of June 29, 2007 (as amended from time to time, the “Merger Agreement”), among the Company, AT&T Inc., a Delaware corporation (“Parent”), and Alpine Merger Sub, Inc., an Oklahoma corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on the date hereof, Merger Sub was merged with and into the Company and the Company was the surviving corporation in the merger (the “Merger”);
     WHEREAS, Section 5.01 of the Indenture provides that the Company shall not merge with any Person or permit any Person to merge with or into it, unless the Successor Company assumes all of the Company’s obligations under the Notes, the Indenture and the Registration Rights Agreement, pursuant to agreements reasonably satisfactory to the Trustee;
     WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder of a Note to provide for the assumption of the Company’s obligations to Holders in the case of a merger of the Company in compliance with the Indenture;
     WHEREAS, the Trustee has been provided with an Officers’ Certificate and an Opinion of Counsel in accordance with Sections 5.01(d), 11.04 and 11.05 of the Indenture;

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture; and
     WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid, binding and legal agreement according to its terms have been done and performed, and the execution of this Second Supplemental Indenture has in all respects been duly authorized.
     NOW, THEREFORE, in consideration of the premises contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1. Effective as of the date hereof, the Company, as the Successor Company, hereby retains and assumes all of the Company’s obligations under the Notes, the Indenture and the Registration Rights Agreement.
     Section 2. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 3. Nothing in this Second Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Second Supplemental Indenture.
     Section 4. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     Section 5. This Second Supplemental Indenture amends and supplements the Indenture and shall be a part and subject to all the terms thereof. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Debentures heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Except as amended and supplemented hereby, the Indenture and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.
     Section 6. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 7. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this Second Supplemental Indenture.
     Section 8. All agreements of the Company in this Second Supplemental Indenture shall bind its successor. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successor.
     Section 9. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control. Subject to the immediately preceding sentence, in the case of conflict between the Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control.
     Section 10. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

DOBSON COMMUNICATIONS CORPORATION
By	/s/ Ronald L. Ripley
	Name:	Ronald L. Ripley
	Title:	Senior Vice President and General Counsel

BANK OF OKLAHOMA, NATIONAL ASSOCIATION
By	/s/ Rachel Redd-Singleton
	Name:	Rachel Redd-Singleton
	Title:	Vice President and Trust Officer